Exhibit 15.4

May 17, 2016

Board of Directors

River Bancorp, Inc.

433 Commonwealth Boulevard, East

Suite One

Martinsville, VA 24112

Members of the Board:

BSP Securities, Inc. (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of River Bancorp, Inc. and dated March 29, 2016, in the Joint Proxy Statement/Offering Circular of River Bancorp, Inc. and Blue Ridge Bankshares, Inc. which forms the Offering Statement on Form 1-A and the references to our firm in such Joint Proxy Statement/Offering Circular. BSP further consents to the attachment of the opinion letter as Appendix C of the Joint Proxy Statement/Offering Circular.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327     (404) 848-1571 (phone) / (404) 848-1574 (fax)